UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No.  )

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☐           Soliciting Material Under Rule 14a-12

AVIGEN, INC.
(Name of Registrant as Specified in Its Charter)

BIOTECHNOLOGY VALUE FUND, L.P.
BIOTECHNOLOGY VALUE FUND II, L.P.
BVF INVESTMENTS, L.L.C.
INVESTMENT 10, L.L.C.
BVF PARTNERS L.P.
BVF INC.
BVF ACQUISITION LLC
MARK N. LAMPERT
OLEG NODELMAN
MATTHEW D. PERRY
ROBERT M. COPPEDGE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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                Biotechnology Value Fund, L.P. (“BVF”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the removal of the members of the Board of Directors of Avigen, Inc. (“Avigen”), without cause, and for the election of BVF’s slate of director nominees to replace the removed directors at a special meeting of stockholders, scheduled by Avigen at the request of BVF and Biotechnology Value Fund II, L.P. (“BVF2”) to be held on March 27, 2009.

                Item 1: Presentation to stockholders:

BIOTECHNOLOGY VALUE FUND, L.P. – AVIGEN, INC.

Special Meeting to Remove and Replace Avigen's Incumbent Board of Directors

Who We Are

- Biotechnology Value Fund ("BVF") is an investment fund founded in 1993 that specializes in small cap biotechnology companies.
  - We are one of the leading providers of long term capital to such companies.
- BVF's general practice is to work together with management over many years to build great companies.
  - Bad companies are doing serious harm to good companies.
  - We attempted for months to reach a compromise with management. We only resorted to this public fight as a last resort.

2

Why We're Undertaking the Proxy Fight

- BVF has never sought, nor would we accept, any benefit solely for ourselves (as Avigen has falsely asserted)
  - We have no vested stake in the proposed transaction with MediciNova, other than as a shareholder of Avigen
  - Unlike the Board and management, BVF only benefits if other stockholders benefit through the increase in the stock price
    - BVF has a responsibility to its investors to protect its investment and to work to prevent management from destroying existing value

3

BVF's Investment

- BVF is currently the owner of 8,819,600 shares of Avigen shares, or approximately 30% of the Company's outstanding stock
- Avigen represents <2% of BVF's assets; 15th by size
  - BVF's "liquidity" is <u>not</u> an issue (as Avigen has falsely accused)
  - BVF holds > $100,000,000 uninvested cash
- Avigen's stock price has increased by over 65% since BVF became active
  - Avigen stock was trading at an astounding 66% discount to its cash value - a reflection of the investment community's poor view of the Company

4

BVF Has Launched This Campaign for the Benefit of All Stockholders

We feel compelled to wage our campaign because:

- We feel a sense of responsibility to do so on behalf of all stockholders, given our unique position as the largest stockholder
- We believe it is the right thing to do, especially in light of the current economic environment caused, in part, by self-serving managements and Boards
- The MediciNova offer is extraordinary for all stockholders – unfortunately the Board has made it quite clear it won't happen without a fight

"Bad" companies are hurting "Good" companies

BVF would reinvest capital rescued from Avigen

5

Avigen's History of Failure and Bad Decisions

- Avigen has consumed over $250 million of investor capital with little to show for it. The current management and Board should not be entrusted with the last $50 million
- Avigen hired a Chief Executive Officer who now lives in Park City, Utah when the Company is based in California
- Avigen has committed to pay significant fees in the form of golden parachutes to its senior executives and multiple investment bankers, lawyers and consultants in an amount that, we believe, could exceed $5 million under certain circumstances, including liquidation
- Avigen has no ongoing business

6

Avigen's Board's Actions Have Been Hostile to Stockholders

- Despite purporting to have reduced their use of cash and working to protect stockholders, we believe Avigen will spend nearly $20 million, or over $0.65 per share, between the time they announced the failure of AV650 and when they supposedly hope to complete a merger

- Avigen adopted a "poison pill," which we believe is just another example of the Board acting first to protect their jobs rather than the stockholders they have a fiduciary duty to represent

- Avigen delayed calling a special meeting for approximately two months before setting a rushed meeting date that we believe was set to prevent stockholders from having adequate opportunity to receive and review proxy materials and vote at the special meeting

7

Background to this Proxy Contest

- We attempted privately, and when that was unsuccessful, publicly, to avoid this proxy fight
- We have only sought 3 simple things:
  1. That Avigen stop recklessly wasting stockholder money;
  2. That stockholders be empowered to decide the fate of Avigen's remaining cash;
  3. That stockholders be guaranteed a quantified worst-case outcome of Avigen's approximate liquidation value
- As a result of our actions, the Company has acted on 1 & 2
- The Company has never agreed to guaranty true downside protection. Had they done so, this fight would not exist.
  - Avigen's steadfast resistance heightens our fear that they will gamble away the remaining cash

8

History of Failure in Biotechnology Companies

- History shows that most/all companies in similar positions to Avigen have entered into value destroying mergers.
  - Like Avigen, each company argues that it is different/smarter

- Several recent similar transactions resulted in aggregate lost value in excess of $200 million. (See charts on next slide)

Multimillion dollar fees were taken by management, directors and bankers in cash, not the merger consideration

WE ARE FIGHTING TO PREVENT AVIGEN STOCKHOLDERS FROM JOINING THIS LIST

9

A Number of Biotech Companies in Avigen's Position Have Destroyed 80-99% of Stockholder Value

Anesiva (ANSV)
Liquidation Value*: $19.50/share
Current Price: $0.22/share
$20
$18
$16
$14
$12
$10
$8
$6
$4
$2
$0
Dec-04
May-06
Sep-07
Jan-09

ARCA Biopharma (ABIO)
Liquidation Value*: $56.40/share
Current Price: $4.12/share
$120
$100
$80
$60
$40
$20
$0
Oct-06
Apr-07
Nov-07
Jun-08
Dec-08

Evotec (EVTC)
Liquidation Value*: $11.27/share
Current Price: $1.72/share
$12
$10
$8
$6
$4
$2
$0
Oct-06
Apr-07
Nov-07
Jun-08
Dec-08

Cardiovascular Systems (CSII)
Liquidation Value*: $47.00/share
Current Price: $6.90/share
$80
$70
$60
$50
$40
$30
$20
$10
$0
Sep-06
Apr-07
Nov-07
May-08
Dec-08

Transcept (TSPT)
Liquidation Value*: $23.40/share
Current Price: $3.04/share
$25
$20
$15
$10
$5
$0
Sep-07
Jan-08
Apr-08
Jul-08
Oct-08
Feb-09

Compelling Aspects of the MediciNova Transaction: Risk/Reward

- **Unique Synergies:** Unique synergies between MediciNova and Avigen that likely would not exist with other potential acquirers of Avigen. Synergies involve the overlapping drug development of the Company's final remaining drug asset, AV411, by MediciNova and Avigen. Combining these separate programs could potentially lead to a significantly higher value partner collaboration
- **The Company's strategic "process" is severely flawed:** MediciNova is being effectively excluded from the process and is not being fairly considered by the Board. We believe this Board has not acted, is not acting and, if left in control following March 27, will not act, in the best interests of stockholders
- **Avigen's criticism of MediciNova and its proposed transaction is incomprehensible:** Within the past 12 months, Avigen was in negotiations to acquire MediciNova
- **Neither BVF nor its nominees have any financial interest or other stake in MediciNova or its proposed transaction. Our only concern is for the fair valuation and prevention of lost value of our investment in Avigen.**

11

Compelling Aspects of the MediciNova Transaction

- **Downside Protection:** Based on our analysis, even if MediciNova is unsuccessful post-merger, Avigen stockholders would still receive the approximate current liquidation value of Avigen. A "no lose" stock in today's ugly environment is extraordinary
- **Tremendous Upside Potential:** Based on our analysis, if a merger with MediciNova is successful, Avigen stockholders could own about 45% of MediciNova. If MediciNova achieved a market value of $500 million, Avigen shareholders would reap a 13 fold return
- **Free Option:** Under the terms of the proposed merger, stockholders would have at least one year after the merger is consummated to choose whether they want downside protection or upside potential, as described above. We believe this free option period offers stockholders tremendous upside potential with low risk

12

Avigen's Recent and Reactionary History

- Since Avigen announced the failure of AV650 in October, 2008, management and the Board have continually resisted our suggestions, only making the grudging minimum concessions in response to our actions
  - Took Company over two months, following October failure, to begin formulating a future plan, even though they knew for close to one year prior the possibility of failure. Lack of any reasonable contingency plan contributed to severe deterioration of value
- At no point has this Board or management taken <u>proactive</u> steps to benefit stockholders
  - Jan. 9, 2009 – BVF sends in special meeting request
    - Jan. 14, 2009 – Avigen announces it has retained not one, but two strategic advisors

13

Avigen's Recent and Reactionary History

- Jan. 15, 2009 – BVF announces tender offer for Avigen stock at a 35% premium
  - Jan. 19, 2009 – Avigen responds to MediciNova's request to begin due diligence with a confidentiality agreement
- Feb. 11, 2009 - BVF issues press release calling on Avigen to disclose whether it is having a conference call, as well as raising critical questions to be addressed.
  - Feb. 12, 2009 - Avigen sets time for call, just hours before it is held, and states that Avigen will bring any "potential transaction for a shareholder vote."
- Feb. 20, 2009 – BVF extends its tender offer
- Feb. 23, 2009 – BVF attempts to reach an agreement with Avigen to avoid proxy contest
  - Feb. 24, 2009 – Avigen and MediciNova reach a tentative agreement to begin due diligence (more than two months after MediciNova's initial expression of interest)
- Mar. 10, 2009 – BVF files definitive proxy materials
  - Mar. 11, 2009 – Avigen publicly files its plan for the "future" of Avigen, almost five months after the failure of AV650 and the collapse of the Company's stock

14

Imperatives for Delivering Shareholder Value

- Avigen should provide all shareholders protection from an ill-advised acquisition by affording downside protection, such as offered by MediciNova
- The Board and management refuse to elaborate on the terms of the other potential deals. And we question the Board's and management's ability in light of their horrible track record and dealings or lack thereof with MediciNova
- Without pressure of a proxy fight, the Board would not be taking the actions it has
- Extremely concerned that Avigen seems to have significantly accelerated its use of cash on hand, in light of an estimated $10 million decline in available cash since the Company's Feb. 11, 2009 status call.

15

BVF Nominees

- **Mark Lampert (Age 48)** is the Founder and General Partner of Biotechnology Value Fund, L.P., a San Francisco-based, private investment partnership focused on the biotechnology industry, which he founded in 1993.

- Mr. Lampert also serves as an officer and director of BVF Inc. Mr. Lampert currently serves as a director of Acumen Pharmaceuticals, a private biotechnology company developing medicines and diagnostics for Alzheimer's disease and memory loss, Biotica Technology Ltd, a private company focused on development stage drug discovery, and Mendel Biotechnology, Inc., a private plant biotechnology company that develops products with enhanced yield and quality focused on row crops and cellulosic biofeed stocks.

- Mr. Lampert earned his Masters of Business Administration from Harvard Business School and an A.B. in chemistry from Harvard College.

16

The BVF Nominees

- **Matthew D. Perry (Age 36)** has served as a Portfolio Manager of BVF Partners, L.P., since 1999.
- Prior to becoming Portfolio Manager, Mr. Perry served as an analyst from 1996 to 1999. Prior to joining BVF Partners, L.P. in 1996, Mr. Perry was an account executive with Feinstein Partners ("FPI"), a consulting firm with an emphasis on investor relations for emerging health care companies focused on the discovery, development and commercialization of therapeutics.
- He was simultaneously an account executive with FPI's affiliate, Kendall Strategies, a business development and strategy consulting firm assisting start-ups through large, public biotechnology companies.
- Mr. Perry is also a co-founder and director of Nordic Biotech, a European-based venture capital fund.
- Mr. Perry earned his B.S. degree in Biology from the College of William and Mary.

17

BVF Nominees

- **Oleg Nodelman (Age 32)** has served as a Portfolio Manager of BVF Partners, L.P., since 2005. Mr. Nodelman joined BVF Partners, L.P. as an analyst in 2001. Mr. Nodelman has experience serving on the board of directors of several early stage start-ups.

- Before joining BVF Partners, L.P., Mr. Nodelman was a consultant with Mercer Management Consulting ("Mercer"), now Oliver Wyman, a strategy firm. At Mercer, he worked with senior management from companies in a variety of industries to develop and implement long-term strategy and build shareholder value.

- Mr. Nodelman holds a Bachelor of Science degree, with a focus on Science and Technology, from the School of Foreign Service at Georgetown University.

18

BVF Nominees

- **Robert M. Coppedge (Age 34)** is a founding Partner of Seattle-based Faultline Ventures ("Faultline"), a firm focused on supporting disruptive innovations in health care, which he founded in 2008.
- Prior to founding Faultline, Mr. Coppedge served as senior vice president and principal at Capitol Health, a venture capital firm specializing in early-state health services, from 1997 until 2008.
- In 2004, Mr. Coppedge served on a special panel of the Centers for Medicare and Medicaid Services that reviewed applications for the Chronic Care Improvement Program, now called Medicare Health Support.
- Mr. Coppedge is also a founder and director of Nashville, Tennessee based Leadership Health Care, an organization formed in partnership with the Nashville Health Care Council to foster the next generation of health care leaders by creating educational, mentoring and networking opportunities for members.
- Mr. Coppedge was a member of the development committee of the Phillips Collection's Board of Trust and the Phillips Collection Contemporaries Steering Committee from 1999 to 2004 and served as its chair from 2001–2003. Mr. Coppedge is also a former member of the Board of Advisors to National Foundation of Teaching Entrepreneurship.
- Mr. Coppedge earned his Bachelors degree in history from Georgetown University and is a Chartered Financial Analyst.

19

BVF Is Asking All AVGN Shareholders to:

- Remove all existing Avigen Directors
- Amend Avigen's bylaws to allow for the election of Directors in cases when the full board is vacant
- Elect all FOUR highly qualified, stockholder-friendly BVF nominees
- Repeal ALL bylaws enacted between January 9, 2009 and March 27, 2009

VOTE THE GOLD CARD

20

IMPORTANT

Your vote is important, no matter how many or how few shares you own. To vote your shares, please sign, date and return the GOLD proxy card. You may also vote by phone or on the Internet by following the instructions on the GOLD proxy card. Do not return any WHITE proxy card that you receive from management. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting us in this matter, toll-free at (800) 322-2885 or proxy@mackenziepartners.com.